IMPACT BIOMEDICAL INC.

EMPLOYEE HANDBOOK

September 2023

IMPACT BIOMEDICAL INC.

EMPLOYEE HANDBOOK

Table of Contents

INTRODUCTION **PAGE NO.**

Contents

WELCOME

This handbook summarizes many of your privileges, benefits, and responsibilities as an employee of our company. If you are a new employee, it will be helpful in acquainting you with our company's philosophies and human resources practices. If you are already a member of the Impact BioMedical Inc. team, this handbook should prove to be a useful reference. Above all, we hope it will promote consistency, fairness, and understanding throughout our company.

In order to maintain the necessary flexibility in the administration of policies and procedures, Impact BioMedical Inc. reserves the right to change, revise, or terminate any of the policies and/or benefits discussed in this manual with or without advance notice. After you have read your handbook, please keep it handy for future reference and updating.

Welcome to Impact BioMedical Inc.!

PREFACE

This handbook outlines the Human Resources policies currently in effect at Impact BioMedical Inc. In this employee handbook, Impact BioMedical Inc. is also referred to as the “company.” Policies are revised or added periodically and are effective as of the date issued.

The statements regarding our company’s policies, procedures, and benefits are for information purposes only. They do not constitute a contract for employment, either expressed or implied. Our company adheres to the principle of employment-at-will which preserves the right of either the employee or the employer to terminate the employment relationship at any time, with or without cause. No supervisor or employee of Impact BioMedical Inc. has any authority to enter into an agreement for any employment other than at will. Only the Chief Executive Officer (CEO) has the authority to make any such agreement and then only if it is reduced to writing.

The handbook and its policies are effective May 2023, and supersedes the prior employee handbooks previously distributed by the Company. To avoid confusion, please discard any copies of previously published employee handbooks.

This handbook applies to all US employees. However, where it conflicts with any applicable federal, state, or local law or contract, such as summary plan descriptions, or plan documents, then the applicable law or those documents/contracts/agreements shall control.

HANDBOOK COMPLIANCE STATEMENT

This handbook is intended to be compliant with federal law. For policy provisions specific to your state of employment, please consult the applicable state addendum.

EQUAL EMPLOYMENT OPPORTUNITY

The company is committed to a policy of Equal Employment Opportunity with respect to all employees, applicants, and interns for employment. The company prohibits discrimination against qualified employees, interns, and applicants in all aspects of employment including, but not limited to recruitment, hiring, evaluation, compensation, promotion, job assignment, transfer, demotion, training, leaves of absence, layoff, benefits, termination, and employer-sponsored activities, including social and recreational programs. Employment decisions will be made without regard to an applicant's, employee's or intern's actual or perceived: race; color; sex; age; disability; pregnancy; reproductive health choices; gender identity; previous conviction or arrest record, unless directly related to ability to perform job duties or poses risk to public safety; religion; citizenship; national origin; ancestry; military status or veteran status; marital status; caregiver status, sexual orientation; status as a victim of domestic violence, stalking or sex offenses; predisposing genetic characteristics; genetic information; and any other status protected by law.

PRACTICES

This policy is observed in all employment practices, including, but not limited to recruitment, hiring, evaluation, compensation, promotion, job assignment, transfer, demotion, training, leave of absence, layoff, benefits, termination, and employer-sponsored activities, including social and recreational programs and on-the-job treatment of individuals.

DECISIONS

Decisions regarding all employment practices and terms of employment, including, but not limited to recruitment, hiring, evaluation, compensation, promotion, job assignment, transfer, demotion, training, leave of absence, layoff, benefits, termination, and employer-sponsored activities, including social and recreational programs, will be made in accordance with this policy.

MANAGEMENT RESPONSIBILITIES

All members of management are responsible for understanding our company's commitment to this policy and ensuring this policy is carried out. Supervisors are responsible for immediately reporting and responding to a discrimination complaint. It is critical that any reference to discrimination, whether formal or informal, is taken seriously.

REASONABLE ACCOMMODATIONS

The company will endeavor to make reasonable accommodations for the known physical or mental limitations of a qualified applicant, intern or employee with a disability, unless doing so would result in an undue hardship to the company. If you believe you need assistance to perform your job duties because of a physical or mental condition, please let the company's Human Resources department

know. The company reserves the right to select accommodation that is different than the employee's preferred accommodation.

QUESTIONS AND COMPLAINTS

Questions regarding the administration of this policy, or a complaint regarding Equal Employment Opportunity, should be directed to the employee's or intern's supervisor or to the company's Human Resources department. The company will promptly and thoroughly investigate all complaints. Confidentiality will be maintained to the greatest degree possible, consistent with the company's obligation to thoroughly investigate the complaint.

If not satisfied with the resolution, an employee or intern may pursue an appeal. Appeals will generally follow the steps outlined in the Open Communication policy.

NO RETALIATION

It is the policy of the company that any employee or intern who makes or participates in the investigation of a discrimination complaint will not be retaliated against in any way. Employees or interns who feel that they have been retaliated against for such activity should immediately contact the company's Human Resources department.

EMPLOYMENT AUTHORIZATION VERIFICATION

In compliance with the federal Immigration Reform and Control Act of 1986 (IRCA), as amended, Impact BioMedical Inc. is committed to employing only individuals who are authorized to work in the United States.

POLICY

Each new employee, as a condition of employment, must complete the Employment Eligibility Verification Form I-9 and present documentation establishing identity and employment eligibility. Employees are expected to have valid identification and reliable transportation. If an employee is authorized to work in this country for a limited time period, the individual will be required to submit proof of renewed employment eligibility prior to expiration of that period to remain employed by Impact BioMedical Inc.

PROHIBITED CONDUCT

Offensive and inappropriate conduct or behavior—whether verbal, physical, or visual because of an individual's status in a protected category is strictly prohibited.

This policy applies whenever you are interacting with co-workers, current or prospective clients, vendors, business partners or otherwise representing the company in the community such as at trade shows or conferences.

Examples of offensive and inappropriate conduct or behavior include, but are not limited to:

- offensive remarks, epithets, comments, jokes, slurs, stereotyping, threatening or intimidating conduct or verbal conduct pertaining to an individual's protected status listed above, or any other category protected by applicable federal, state, or local law; and/or

- offensive pictures, drawings, clothing, photographs, figurines, or other graphic images, conduct, or communications pertaining to an individual's protected status listed above or any other category protected by applicable federal, state, or local law.

Sexual harassment warrants separate mention. No employee or individual should be subject to unwelcome verbal or physical conduct that is of a sexual nature or shows hostility because of their sexual orientation or gender. In the context of sexual harassment, such prohibited conduct includes, but is not limited to:

- offensive sexual remarks, jokes, sexual advances, or requests for sexual favors regardless of the gender or gender identity of the individuals involved;

- offensive verbal or visual statements or acts that are of a sexual nature, sexually suggestive objects or pictures;

- offensive, unnecessary or unwelcome physical conduct, including touching and gestures, regardless of the gender or gender identity of the individuals involved;

- unwelcome sexual conversations, advances, flirtations or propositions, subtle or explicit pressure or requests for sexual activities, sexually degrading words or statements used to describe a person or their gender, gender identity or sexual stereotypes; and/or

- suggestions that a personal or sexual relationship with a member of management will result in employment or advancement within the organization or that an employee's refusal to submit to sexual advances will impact any terms or conditions of employment.

If you have questions about the type of behavior or conduct prohibited by this policy, please discuss it with someone in Human Resources.

Due to the very serious nature of harassment, discrimination, and retaliation, if you have <u>any</u> concern that our Workplace Harassment policy may have been violated <u>by anyone</u>, you <u>must</u> immediately report the matter.

Potential violations may be reported to any Human Resources professional or any member of management. Impact BioMedical Inc. will protect the confidentiality of employees reporting suspected violations of this or any other policy to the extent possible consistent with our investigation.

NON-HARASSMENT

The company is committed to maintaining a work environment free from all forms of unlawful harassment and where all employees and interns are treated with dignity and respect. Our company prohibits unlawful harassment and retaliation against anyone, for any reason, including, but not limited to: race; color; sex; age; disability; pregnancy; reproductive health choices; gender identity; previous conviction or arrest record, unless directly related to ability to perform job duties or poses risk to public safety; religion; citizenship; national origin; ancestry; military status or veteran status; marital status; sexual orientation; status as a victim of domestic violence, stalking or sex offenses; caregiver status, predisposing genetic characteristics; genetic information; and any other status protected by law.

DEFINITION

The creation of an intimidating or hostile working environment, based on one or more of the above categories, constitutes unlawful harassment. Specific types of unlawful harassment include, but are not limited to:

- Physical harassment refers to pushing, hitting, or unwanted physical touching;
- Verbal abuse refers to verbal comments regarding or made because of an individual's membership in one of the categories listed above;
- Written harassment refers to derogatory or degrading written comments regarding or made because of an individual's membership in one of the categories listed above. Specific examples include, but are not limited to e-mail, text messages, memos, notes, graffiti, other visual depictions or pictures;
- Inappropriate, unwelcomed behaviors, such as whistling and not giving someone enough physical space; and
- Any other conduct that has the purpose or effect of creating an intimidating, hostile, or offensive working environment as defined by law or has the purpose or effect of unreasonably interfering with an individual’s work performance or otherwise adversely affects an individual’s employment opportunities.

Unlawful harassment, whether it is sexual, physical, verbal or written in nature, is a form of employee misconduct which undermines the integrity of the employment relationship within our company.

REPORTING HARASSMENT

Employees and interns who believe they have been subject to harassment should report the conduct immediately to their supervisor or the company’s Human Resources department. The company will promptly and thoroughly investigate all

reports.

MANAGEMENT RESPONSIBILITIES

Supervisors who observe an employee or intern violating this policy should take immediate action to stop the harassment. Supervisors who receive a report of harassment or obtain knowledge of harassment by other means must immediately notify the company's Human Resources department, even if no report has been made by an employee or intern or even if the employee or intern reporting the conduct has requested that no action be taken. A prompt and appropriate investigation will take place.

Supervisors are also responsible for ensuring that the company is free from unlawful harassment by individuals outside the company. This may include, but is not limited to: customers, vendors, independent contractors, visitors, or any other individual conducting business in the workplace. Supervisors aware of this harassment are to notify the company's Human Resources department immediately so the company can appropriately respond to the situation.

CONFIDENTIALITY AND RETALIATION

It is the policy of the company that any employee or intern making a report or participating in the investigation of harassment will not be retaliated against in any way. Reports will be investigated promptly, and confidentiality will be maintained to the greatest degree possible, consistent with our obligation to thoroughly investigate the allegation. Employees or interns who feel that they have been retaliated against for reporting harassment or participating in the investigation should contact the company's Human Resources department.

CORRECTIVE ACTION

If a report of harassment is found to be valid, immediate, and appropriate corrective action will be taken. Harassment is considered a form of misconduct and employees or interns who violate this policy, including the provision against retaliation, will be subject to disciplinary action, up to and including termination. This determination will be based on all the facts of the case.

SEXUAL HARASSMENT

Impact BioMedical Inc. is committed to maintaining a workplace free from sexual harassment. Sexual harassment is a form of workplace discrimination. All employees are required to work in a manner that prevents sexual harassment in the workplace. This Policy is one component of Impact BioMedical Inc.'s commitment to a discrimination-free work environment. Sexual harassment is against the law and all employees have a legal right to a workplace free from sexual harassment and employees are urged to report sexual harassment by filing a complaint internally with Impact BioMedical Inc. Employees can also file a complaint with a government agency or in court under federal, state or local antidiscrimination laws. See your relevant state addendum for additional information relating to state sexual harassment prevention policy and requirements.

POLICY GUIDELINES

1. Sexual harassment will not be tolerated. Any employee or individual covered by this policy who engages in sexual harassment or retaliation will be subject to remedial and/or disciplinary action (e.g., counseling, suspension, termination).
2. Retaliation Prohibition: No person covered by this Policy shall be subject to adverse action because the employee reports an incident of sexual harassment, provides information, or otherwise assists in any investigation of a sexual harassment complaint. Impact BioMedical Inc. will not tolerate such retaliation against anyone who, in good faith, reports or provides information about suspected sexual harassment. Any employee of Impact BioMedical Inc. who retaliates against anyone involved in a sexual harassment investigation will be subjected to disciplinary action, up to and including termination. All employees in the workplace who believe they have been subject to such retaliation should inform a supervisor, manager, or Human Resources. All employees who believe they have been a target of such retaliation may also seek relief in other available forums.
3. Sexual harassment is offensive, is a violation of our policies, is unlawful, and may subject Impact BioMedical Inc. to liability for harm to targets of sexual harassment. Harassers may also be individually subject to liability. Employees of every level who engage in sexual harassment, including managers and supervisors who engage in sexual harassment, will be penalized for such misconduct.
4. Impact BioMedical Inc. will conduct a prompt and thorough investigation that ensures due process for all parties, whenever management receives a complaint about sexual harassment, or otherwise knows of possible sexual harassment occurring. Impact BioMedical Inc. will keep the investigation confidential to the extent possible. Effective corrective action will be taken whenever sexual harassment is found to have occurred. All employees, including managers and supervisors, are required to cooperate with any internal investigation of sexual harassment.
5. All employees are encouraged to report any harassment or behaviors that violate this policy.
6. Managers and supervisors are **required** to report any complaint that they receive, or any harassment that they observe or become aware of, to Human Resources.
7. This policy must be provided to all employees and should be posted prominently in all work locations to the extent practicable (for example, in a main office, not an offsite work location) and be provided to employees upon hiring.

REPORTING SEXUAL HARASSMENT

Preventing sexual harassment is everyone's responsibility. Impact BioMedical Inc. cannot prevent or remedy sexual harassment unless it knows about it. Any employee who has been subjected to behavior that may constitute sexual harassment is encouraged to report such behavior to a supervisor, manager or Human Resources. Anyone who witnesses or becomes aware of potential instances of sexual harassment should report such behavior to a supervisor, manager or Human Resources.

COMPLAINT AND INVESTIGATION OF SEXUAL HARASSMENT

All complaints or information about sexual harassment will be investigated, whether that information was reported in verbal or written form. Investigations will be conducted in a timely manner and will be confidential to the extent possible.

An investigation of any complaint, information or knowledge of suspected sexual harassment will be prompt and thorough, commenced immediately and completed as soon as possible. The investigation will be kept confidential to the extent possible. All persons involved, including complainants, witnesses and alleged harassers will be accorded due process, as outlined below, to protect their rights to a fair and impartial investigation.

While the process may vary from case to case, investigations should be done in accordance with the following steps:

- Upon receipt of complaint, Human Resources will conduct an immediate review of the allegations, and take any interim actions (e.g., instructing the respondent to refrain from communication with the complainant), as appropriate.
- If documents, emails or phone records are relevant to the investigation, take steps to obtain and preserve them.
- Request and review all relevant documents, including all electronic communications.
- Interview all parties involved, including any relevant witnesses;
- Create a written documentation of the investigation (such as a letter, memo or email), which contains the following:
    - A list of all documents reviewed, along with a detailed summary of relevant documents;
    - A list of names of those interviewed, along with a detailed summary of their statements;
    - A timeline of events;
    - A summary of prior relevant incidents, reported or unreported; and
    - The basis for the decision and final resolution of the complaint, together with any corrective action(s).
- Keep the written documentation and associated documents in a secure and confidential location.
- Promptly notify the individual who reported and the individual(s) about whom the complaint was made of the final determination and implement any corrective actions identified in the written document.
- Inform the individual who reported of the right to file a complaint or charge externally as outlined in the next section.

NO RETALIATION

Unlawful retaliation can be any action that could discourage a worker from coming forward to make or support a sexual harassment claim. Adverse action need not be job-related or occur in the workplace to constitute unlawful retaliation (e.g., threats

of physical violence outside of work hours).

Such retaliation is unlawful under federal law. However, the retaliation provision is not intended to protect persons making intentionally false charges of harassment.

INDIVIDUALS WITH DISABILITIES

As part of its commitment to equal employment opportunity for individuals with protected disabilities, the company prohibits discrimination against employees and applicants with disabilities in all aspects of employment. Our company's commitment to this policy includes making reasonable accommodations to otherwise qualified persons with disabilities to enable them to perform the essential functions of their jobs, unless doing so would pose an undue hardship on our business, would pose a direct threat of substantial harm to the employee or others, or is otherwise not required by applicable law.

OUR COMMITMENT

An employee who believes that they require a reasonable accommodation because of a protected disability must notify local Human Resources of the issue, at the earliest possible time, so that an interactive dialogue can begin on the subject of a proposed accommodation. The company will work with each individual to define their job- related or application-related needs and to try to accommodate those needs. Employees may not refuse to work alongside co- workers who have disabilities.

QUALIFIED INDIVIDUALS WITH DISABILITIES

Qualified individuals with disabilities are defined as individuals with disabilities who can perform the essential functions of the job in question with or without reasonable accommodation. The term disability is defined by applicable law.

REASONABLE ACCOMMODATION

A reasonable accommodation is any change or adjustment to a job, the work environment, or the way things usually are done that enables a qualified individual with a disability to perform the essential functions of the job and that does not pose an undue hardship for the company or create a direct threat to health or safety.

When requesting accommodation, employees are required to notify the Human Resources department of the need for accommodation. The company may ask for medical documentation supporting the need for accommodation and all supporting documentation should be returned as quickly as possible to prevent a delay in the accommodation process.

Requests for a reasonable accommodation for a medical condition and any supporting documentation, will be treated as confidential, maintained in a file separate from an employee’s other personnel documents, and disclosed only as permitted by applicable law.

DETERMINING APPROPRIATE ACCOMMODATIONS

Frequently, when a qualified individual with a disability requests reasonable accommodation, the appropriate accommodation is easily agreed upon. The individual may recommend accommodation based on his or her life or work experience. The ultimate decision as to whether a particular accommodation will be made rests with the company. When the appropriate accommodation is not obvious, the company may assist the individual in identifying one. If more than one accommodation will enable the individual to perform the job, the company reserves the right to choose which accommodation it will offer.

If you feel that you have been unreasonably denied an accommodation request, please speak with the Human Resources department. If you should have any questions concerning this policy, you should speak with the Human Resources department.

CODE OF ETHICS AND CONDUCT

The company's reputation is dependent upon the good judgment, ethical standards, and personal integrity of every individual in our company. As our company continues to grow, it is of paramount importance that we always conduct our day-to-day activities in an ethical and responsible manner.

GUIDELINES

The company is committed to fostering an environment throughout our organization that supports and reinforces our commitment to the highest ethical standards. Each of us has a singular duty to the company to engage in business conduct consistent with the legal, moral, and ethical standards. To that end, the company has adopted this Code of Ethics.

EMPLOYEE RESPONSIBILITY

Employees are responsible for reading the entire Code of Ethics and Conduct Policy which is contained in this handbook and is available on the company's website.

ADDITIONAL INFORMATION

Employees should meet with their supervisor or the Human Resources department if they have questions regarding the application of this policy.

INSIDER TRADING

The purpose of this policy is to promote compliance with applicable securities laws by Impact BioMedical Inc. and its subsidiaries and all directors, officers, and employees thereof, in order to preserve the reputation and integrity of the company as well as that of all persons affiliated with it.

GUIDELINES

The Insider Trading Policy applies to all directors, officers, employees, and consultants or contractors of Impact BioMedical Inc. as well as their immediate family members. An Insider may be subject to substantial civil and criminal liability for engaging in transactions in the company's securities while in possession of Material Nonpublic Information, as defined below. In addition, an Insider may be liable for improper transactions conducted by persons to whom such Insider has disclosed Material Nonpublic Information.

DEFINITION OF NONPUBLIC INFORMATION

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor making an investment decision regarding the purchase or sale of the company's securities.

EMPLOYEE RESPONSIBILITY

Employees are responsible for reviewing the Investor Trading Policy which is available on the company's website.

ADDITIONAL INFORMATION

Employees should meet with their supervisor or the CFO if they have questions regarding the application of this policy.

SARBANES-OXLEY COMPLAINT LINE

The company strives to protect its employees, business, and community as best as possible. As a matter of policy and practice, as well as in compliance with various laws, we offer employees whistleblower protection when they report certain activities or make a complaint to management about a specific situation or occurrence in the workplace that may be unsafe, illegal, abusive, or fraudulent. The complaint will be taken seriously and investigated to the fullest extent possible. Employees who make complaints of this nature will be protected from retaliation.

GUIDELINES

The Sarbanes-Oxley Act of 2002 is a comprehensive addition to the federal securities laws, and includes wide-ranging provisions designed to enhance corporate responsibility and governance and assure the propriety of reported financial information. One of the most significant aspects of Sarbanes-Oxley is the expansion of the role and responsibilities of Corporate Boards and Audit Committees.

The Audit Committee establishes procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

MAKING A COMPLAINT

We maintain the following direct reporting lines of communication to facilitate open and anonymous communication between employees and the Audit Committee:

Audit Committee Toll Free Telephone:

English for USA and Canada: (844) 240-0005

Spanish for North America: (800) 216-1288

Email: reports@lighthouse-services.com (must include company name with report)

Fax: (215) 689-3885 (must include company name with report)

The service will then provide your complaint to the company's Audit Committee representative. Your complaint can be made anonymously, or if you want to disclose your identity, the service will provide your name to the Audit Committee but not to management and will keep your name confidential in accordance with legal regulations.

Please remember that this complaint process is for Sarbanes-Oxley type complaints, which include matters of accounting, accounting controls, auditing, and financial-related issues. Other matters should not be reported through this method but addressed with the appropriate individuals within the company.

GENERAL EMPLOYMENT INFORMATION

This section of our Handbook discusses your responsibilities to Impact BioMedical Inc. as an employee. Please thoroughly familiarize yourself with these policies and apply them in your work. Compliance with these policies will help ensure a more efficient, productive, and pleasant atmosphere for you, your co-workers, our customers, and suppliers. Violation of any policy may result in discipline, including possible termination.

INTRODUCTORY PERIOD

The company's goal is to hire the best employee for each position. To that end, on the first day an employee reports to work, they will begin an Introductory Period to last ninety (90) calendar days. This Introductory Period will be a time for Impact BioMedical Inc. to appraise an employee's suitability in terms of knowledge, skills, abilities, attendance, and other factors. It will also be a time for the employee to learn about his or her fellow employees, supervisor, and the tasks involved in the job position, while also becoming familiar with Impact BioMedical Inc. 's policies and rules.

By completing this Introductory Period, an employee is not guaranteed continued employment for any term; thus, throughout the Introductory Period and thereafter, an employee is and shall remain an "at-will" employee.

AT-WILL EMPLOYMENT

Employees are employed "at-will," which means that the employment can be ended at any time, with or without cause and with or without advance notice. Likewise, an employee can resign their employment at any time with or without reason and with or without notice.

EMPLOYEE CLASSIFICATION

The policies and benefits in this handbook apply to all employees according to their employment status. Employment status is determined as follows:

Full-Time Regular Employee:	Employees who normally work at least thirty-five (35) hours per week.
Part-Time Regular Employee:	Employees who work fewer than thirty-five (35) hours per week but more than sixteen (16) hours per week. Note that Part-Time Regular employees who work at least an average of thirty (30) hours a week will be offered health insurance coverage in accordance with company policies.

WORK SCHEDULE

Supervisors set an employee's schedule in accordance with business needs, subject to change at the Company's discretion as business needs change. Salaried employees are expected to adjust their schedule as needed to satisfactorily accomplish their work duties.

For hourly employees, lunch and break times are set by their supervisor and may vary to meet business and customer needs as permitted by applicable law. Employees will be scheduled for a meal break daily. During a meal break, employees will be completely relieved of all work duties. Meal breaks are unpaid.

No pay deduction is made for regular break times; however, employees must remain on company premises during paid breaks absent advance authorization by management.

WORKING HOURS

Time records are kept for each non-exempt employee showing the hours worked each week. Because of the nature of our business, workdays and hours may vary with the job. Our standard workweek consists of eight hours per day, five days per week.

LACTATION BREAKS

All employees who are nursing are eligible to take reasonable breaks under this policy to express breast milk for up to one year after the birth of the employee's child. Impact BioMedical Inc. encourages all eligible employees who intend to take breaks under this policy to notify the Human Resources Department of their intent, for example when they are discussing their return to work following leave relating to childbirth.

Eligible employees may take a reasonable amount of break time to accommodate the employee's need to express breast milk for the employee's nursing child. Eligible employees should notify their direct supervisor of the frequency, timing, and duration of lactation breaks they need to take.

Please contact the Human Resources Department for information about the designated location for lactation breaks.

Non-exempt employees should clock out for any time taken that does not run concurrently with normally scheduled rest periods, and such time generally will be unpaid in accordance with federal law. Employees have the option, but are not required, to take lactation breaks concurrently with their regularly scheduled breaks. Employees who are required to record time under Impact BioMedical Inc.'s time-keeping policy must clock in and out for their lactation breaks in accordance with Impact BioMedical Inc.'s time-keeping policy. Uninterrupted lactation breaks do not count as hours worked. Exempt employees may be provided break time with pay when necessary to comply with state and federal wage and hour laws.

An employee should notify Human Resources to request time to express breast milk under this policy. Impact BioMedical Inc. expressly prohibits any form of discipline, reprisal, intimidation, retaliation, or discrimination against any individual for requesting or taking lactation breaks, or filing a complaint for violations of this policy, the Fair Labor Standards Act, or applicable state or local law.

Impact BioMedical Inc. is committed to enforcing this policy and prohibiting retaliation against employees who request or take break time under this policy, or who file a related complaint. However, the effectiveness of our efforts depends largely on individuals telling us about inappropriate workplace conduct. If employees feel that they or someone else may have been subjected to conduct that violates this policy, they should report it immediately to the Human Resources Department. If employees do not report retaliatory conduct, Impact BioMedical Inc. may not become aware of a possible violation of this policy and may not be able to take appropriate corrective action.

No provision of this policy applies or is enforced if it conflicts with or is superseded by any requirement or prohibition contained in a federal, state, or local law or regulation. Anyone with knowledge of such a conflict or potential conflict should contact Human Resources.

PAY PRACTICES

The company is committed to a policy of fair and equitable compensation for work well done.

WAGE AND SALARY PROGRAM

Our company assigns wage rates to each job based on the job requirements and the economic conditions of the company and the community.

MERIT INCREASES

Discretionary pay increases may be provided when an employee demonstrates improvement or outstanding performance in their job. When reviewing pay increases, the company considers the profitability of the company, the employee's individual work performance, and other economic conditions.

PAYDAY

Employees are paid either weekly or bi-weekly on Fridays. If payday falls on a holiday, employees ordinarily will be paid on the day before the holiday.

DIRECT PAYROLL DEPOSIT

Employees have the option of being compensated through direct deposit. Human Resources answers questions regarding direct deposit.

GARNISHMENTS

A court may order the company to garnish amounts directly from the employee's paycheck. Our company must withhold the amount indicated in the garnishment from the employee's paycheck in accordance with federal and state law.

TRAVEL TIME

Non-exempt employees required to travel for work-related reasons are paid in accordance with federal and state wage and hour laws. For more information see your supervisor or Human Resources.

TRAVEL/EXPENSE REIMBURSEMENT

Employees will be reimbursed for pre-authorized expenses, such as: company-related travel mileage, hotel expenses, airfare, or other business expenses incurred on behalf of the company. The employee must complete a travel/expense reimbursement form, attach any receipts, and submit through Paylocity for approval and reimbursement.

OVER PAYMENTS

In the event an employee is overpaid due to a mathematical or clerical error, the company will proceed to recoup the overpayment as outlined by state law. For more information, see Human Resources.

POLICY FOR DEDUCTIONS FROM WAGES

It is our policy to comply with the salary basis requirements of the FLSA and relevant state wage and hour laws. Therefore, we prohibit all company supervisors from making any improper deductions from the salaries of exempt employees or from the wages of any other employee that are not consistent with state wage and hour laws. The company does not allow deductions that violate the FLSA or state wage and hour laws.

PERMITTED DEDUCTIONS FROM EXEMPT EMPLOYEE'S PAY

Deductions from pay are permissible for exempt employees, for example, under the following circumstances:

- For absences from work for one or more full days for personal reasons other than illness or disability.
- For absences of one or more full days due to illness or disability if the deduction is made in accordance with a bona fide plan, policy or practice of providing compensation for salary lost due to illness;
- For required local, state or federal withholding taxes;
- To offset amounts employees receive as jury or witness fees, or military pay; or
- For unpaid disciplinary suspensions of one or more full days imposed in good faith for workplace conduct rule infractions.

In addition, the company is not required to pay the exempt employee's full weekly salary:

- For time not worked in the initial or terminal week of employment;
- For penalties imposed in good faith for infractions of safety rules of major significance; or
- For unpaid leave taken under the Family and Medical Leave Act (if applicable).

In the above three circumstances, either partial-day or full-day deductions may be made.

REPORTING IMPROPER DEDUCTIONS

Employees should report improper deductions immediately to their direct supervisor or to Human Resources. Employees will not be retaliated against for making a complaint. Reports of improper deductions will be promptly investigated. If it is determined that an improper deduction has occurred, the employee will be promptly reimbursed for any improper deduction made.

OVERTIME

Our business occasionally requires longer-than-average hours of its employees in order to meet the needs of our customers. It is necessary and requested that each of us comply with overtime needs so that we may meet the deadlines established by our customers.

OVERTIME RATES

Non-exempt employees are paid one and one-half times their regular hourly rate of pay for overtime hours worked in excess of 40 hours in a work week.

For purposes of calculating overtime, our workweek starts on Sunday and ends on Saturday.

AUTHORIZATION

All overtime must be authorized in advance by the supervisor.

DEFINITION OF HOURS WORKED

Only actual hours worked are counted when calculating overtime. Paid absences such as holidays or PTO are not counted as hours worked when calculating overtime unless otherwise agreed upon by the VP of Operations.

VIOLATIONS

Violations of this policy will be subject to disciplinary action, up to and including termination.

TIME-KEEPING

Non-exempt employees are responsible for recording their hours worked and any absences on either a time sheet or electronic time system each week, signing it and then submitting it to the supervisor by no later than the last day of the applicable pay period.

To ensure accurate record keeping of hours worked, non-exempt employees are required to enter their time into the time record as close as possible to the beginning or end of their actual working time. Non-exempt employees may not work overtime and may not enter their time into the time record more than six minutes before their authorized start time or after their authorized ending time without advance written permission from their supervisor.

Employees are also required to enter their time on the time records at the beginning and end of meal periods if they leave the facility. Under no circumstances should an employee enter the time record for another employee.

For non-exempt employees, lunch and break times are set by their supervisor and may vary to meet business and customer needs as permitted by applicable law.

In the case of sickness, employees must notify their supervisor as soon as possible before the start of the workday and they will make the appropriate notation on the time record.

Exempt employees are occasionally responsible for recording their hours worked on a time record for billable projects for clients.

ATTENDANCE

Each employee's position and the work that they do at the company is important. It is essential that employees be at work on time in order for us to serve our customers and run our company in an efficient manner. Absenteeism or tardiness, even for good reasons, disrupts our operations. Therefore, unacceptable absenteeism, tardiness, or failure to follow applicable attendance policy procedures can result in discipline, up to and including termination.

ATTENDANCE POLICY

Objective: The purpose of this policy is to set forth a procedure for handling employee absences and instances of tardiness, to promote the efficient operation of the company, and to minimize unscheduled absences.

Although individual schedules may vary, employees should be at their work area on time, ready to work. Punctuality is important. Consistent, unexcused tardiness, as determined by the company, is considered a performance issue and is subject to disciplinary action, up to and including termination of employment. Employees are expected to report to work as scheduled, on time, and prepared to start work. Employees also are expected to remain at work for their entire work schedule.

Procedures: Generally disciplinary actions will not be taken without the direct involvement of the Human Resources (HR) department. All warnings will be delivered by the direct supervisor, assistant supervisor, or HR as circumstances require.

Management reserves the right to use its discretion in applying this policy in a non-discriminatory manner under special or unique circumstances. Management reserves the right to amend or discontinue this policy at any time without notice.

Lawful Absences: Employee's use of legally protected absences will not be counted against an employee's attendance record. Medical documentation within the guidelines of applicable federal and state law may be required in these instances.

No-Call/No-Show: Not reporting to work and not calling to report the absence is a no-call/no- show and is a serious matter. The first instance of a no-call/no-show will result in a final written warning. The second separate offense may result in termination of employment with no additional disciplinary steps. Any no-call/no-show lasting three (3) days is considered job abandonment and will result in immediate termination of employment.

Employees who are going to be late or absent from work for any reason must personally notify their supervisor, as far in advance as possible, so that arrangements can be made to handle their work. Repeated failure to provide timely notice may result in disciplinary action up to and including termination. A phone call, voicemail, email, and/or text message is acceptable. The notification must be made directly to their supervisor or a member of management. Employees absent for more than one day must call in each day, unless approved for a leave of absence.

An employee absent for three (3) consecutively scheduled days without contacting his or her supervisor will be considered to have voluntarily resigned from their position.

Absence: "Absence" is defined as the failure of an employee to report for work when the employee is scheduled to work. The two types of absences are defined below:

1. Excused absence generally occurs when all three of the following conditions are met: a) the employee provides sufficient notice to their supervisor (if feasible), b) the absence is legally protected or approved by their supervisor, and c) the employee has sufficient paid time off (PTO), paid sick leave or other legally protected leave (if applicable) to cover such absence. Employees must take earned PTO for every absence unless otherwise allowed by company policy (e.g., Paid Sick Leave, Leave of Absence policy, Bereavement policy, Jury Duty).

2. Unexcused absence generally occurs when one or more of the three conditions in number 1 above is not met. Exigent circumstances may require exceptions to this policy particularly when legally protected absences are implicated.

Note: Any unexcused absences exceeding six (6) during a calendar year may be considered excessive and may be subject to disciplinary action up to and including termination.

Sufficient Notice: To be considered an excused absence as defined above, sufficient notice must be given to the supervisor if possible. Supervisors will review and approve absences at the beginning of the next workday. Should the supervisor approve the absence, it will be considered "pre-approved" for attendance purposes. Sufficient notice is:

- For a scheduled absence of 5 days or more, employees must give a minimum notice of two (2) working weeks, unless due to an unforeseen circumstance protected by law.

- For a scheduled absence of two to four days, employees must give a minimum notice of one (1) working week, unless due to an unforeseen circumstance protected by law.

- For an absence of up to eight hours, employees must give a minimum notice of 60 minutes before the employee's scheduled starting time on that same day. (No

exceptions, other than Family Medical and Leave Act-qualified leave, leave as a reasonable accommodation under the Americans with Disabilities Act, or a state-equivalent). A phone call, voicemail, email, and/or text message is acceptable. The notification must be made directly to the employee's supervisor or a member of management. If the employee is unable to call, they must have someone make the call for the employee.

Emergency Absences: In the event of an emergency absence where prior notice is not possible, employees are expected to notify their supervisor at least 30 minutes before the start of their shift if possible. Emergency absences are considered unexcused absences as they are defined as absences that are not prescheduled and preapproved according to the guidelines above. Emergency absences include unscheduled absences for which prior approval is not obtained and sufficient notice is not given by the employee. This also includes unscheduled absences that occur after the start of the workday for which prior notice is not possible.

The Company acknowledges that from time to time, emergency absences occur. Employees may need to arrive late or leave early for unexpected circumstances. Employees may use PTO time to cover sick or emergency absences. After an employee exhausts all available time, Excessive emergency absences in a calendar year may be subject to disciplinary action as noted in the "unexcused absence" section above. Legally protected absences will not be counted toward the determination of whether absences are deemed excessive for purposes of discipline.

Emergency Absence Reporting: For an emergency absence occurring a) at the beginning of an employee's shift, the employee must notify their supervisor within 30 minutes before the beginning of the shift, and b) during an employee's shift, the employee must notify their supervisor prior to leaving the premises. An employee's supervisor must approve any exceptions to this provision or any conflicts in scheduling.

Tardiness: Employees are expected to report to work on time. If employees cannot report to work on time as scheduled, they should notify their supervisor no later than 30 minutes after their regular starting time. This notification does not excuse the tardiness but simply notifies the supervisor that a schedule change may be necessary.

PROGRESSIVE DISCIPLINE POLICY

The purpose of this policy is to clarify guidelines for employee conduct. Employment with Impact BioMedical Inc. is "at will," which means it is subject to termination by either Impact BioMedical Inc. or the employee at any time, for any reason.

Responsibilities of Employees: It is the duty and the responsibility of every Impact BioMedical Inc. employee to be aware of and abide by existing policies and work rules.
It is also the responsibility of employees to perform their duties to the best of their ability and to the standards set forth in their job descriptions or as otherwise established.

Employees are encouraged to take advantage of all learning opportunities available and to request additional instruction when needed.

Responsibilities of Supervisors and Directors: The immediate supervisor or director must approach corrective measures in an objective manner. If the employee's performance of assigned tasks is the issue, the supervisor, manager, or division leader should confirm that proper instructions, appropriate orientation, and training have been given and that the employee is aware of job expectations. Not only single incidents, but also patterns of poor performance, should be of concern, as these are indicative of overall performance. If misconduct is the issue, the supervisor, manager, or division leader should take steps to ensure that the employee has been made aware of the company's policies and regulations regarding the infraction. If, in either case, appropriate instruction or information was not communicated, a plan for such communication should be immediately developed and reviewed with the employee.

Progressive Discipline Process: Impact BioMedical Inc. supports the use of progressive discipline to address conduct issues such as poor work performance or misconduct to encourage employees to become more productive workers and to adapt their behavior to company standards and expectations. Generally, an employee receives a warning for a violation of company policies and/or unacceptable work performance. There are two types of warnings: verbal and written.

A verbal warning occurs when a supervisor verbally counsels an employee about an issue of concern. A written record of the discussion, noting the date, event, and recommended action, is usually placed in the employee's file for future reference. Written warnings are used for behavior or violations that a supervisor considers serious or when a verbal warning has not helped change unacceptable behavior.

Should issues continue to occur, the Supervisor and Human Resources may place the employee on a performance improvement plan. This status will last for a predetermined amount of time not to exceed 90 days. Within this time period, the employee must demonstrate a willingness and ability to meet and maintain the conduct and work requirements specified by the supervisor and the organization. At the end of the performance improvement period, the employee will either be returned to regular employee status, or, if established goals are not met, termination may occur.

The company reserves the right to administer appropriate disciplinary action for all forms of disruptive or inappropriate behavior. Each situation will be dealt with on an individual basis.

The Disciplinary process may follow this schedule, but the actual number of warnings and counseling sessions may be determined based the facts of each situation:

1st Offense Documented Verbal Warning
2nd Offense Documented Written Warning
3rd Offense Three-day Suspension

4th Offense Termination of Employment

This is merely a general guideline. No list of rules includes all instances of conduct that may result in discipline. Different violations may be handled differently depending on the nature of the violation.

Impact BioMedical Inc. reserves the right to determine the appropriate level of discipline for any inappropriate conduct, including demotion, oral and written warnings, suspension with or without pay, and discharge.

SOLICITATION & DISTRIBUTION

In order to prevent disruptions in the operations of our company and protect our employees from interference with their work, solicitation and distribution of advertising material, handbills, or other literature during working time or in working areas is restricted as described below. This policy is not intended to restrict communications or actions protected by state or federal law.

SOLICITATION DEFINED

For purposes of this policy, solicitation means activity that poses a reasonable risk of interference with production by calling for an immediate response to another employee's verbal persuasion to join a certain cause or purchase a type of product or service.

DURING WORKING TIME

Employees may not solicit or distribute non-company-related literature to another employee for any purpose during working time. Working time refers to that portion of any working day in which the employee is being paid to perform actual job duties. It does not include such times as meal or break time, or before or after work.

Employees who are on non-working time still may not solicit or distribute non-company-related literature to another employee who is on working time.

IN WORKING AREAS

Employees may not distribute non-company-related literature to another employee for any purpose in the working areas of our company. "Working areas" do not include areas such as, but not limited to, the cafeteria or break rooms.

OUTSIDE INDIVIDUALS

Individuals who are not employed at our company may not distribute literature, nor solicit employees or visitors at any time on our company's grounds or inside our offices.

POST NOTICES

Only governmental notices required to be posted due to federal or state regulations may be posted on company property.

STANDARDS OF CONDUCT

In order for our company to operate efficiently and safely, it is necessary for all employees to observe the policies and procedures governing our work environment. If an employee's conduct interferes with the orderly and efficient operations of a department, disciplinary measures may be taken, up to and including termination of employment.

INITIAL DISCUSSIONS

Before taking corrective action, the supervisor may meet with the employee to explain why the need for corrective action is warranted.

Grounds for corrective discipline, up to and including immediate termination, may include, but are not limited to:

- Violation of company policies or safety rules;
- Disrespectful conduct towards other employees, customers, or visitors;
- Insubordination;
- Poor performance;
- Audio or video recording of others in the workplace with or without their permission;
- Excessive absenteeism and/or tardiness;
- Theft or dishonesty;
- Willful destruction of company property;
- Physical, verbal or sexual harassment of employees, suppliers or customers;
- Possession, use, or sale of illicit drugs or alcohol on company property;
- Reporting to work under the influence of drugs or alcohol; or
- Any other misconduct which is not otherwise protected concerted activity.

CORRECTIVE ACTION

Depending upon the severity of the matter, disciplinary measures may include counseling, verbal warning, written warning, suspension, demotion, transfer, or termination. The company will determine the appropriate corrective action and carry out disciplinary measures in accordance with the Progressive Discipline Policy.

PERSONAL APPEARANCE

Although no formal dress code exists, employees are asked to wear clothing that is appropriate for their position and the work they do. Clothing should be neat, clean, in good taste, and not constitute a safety hazard. We expect all employees to present a neat, well-groomed appearance. Shorts, tank tops, hoodies with hoods up, tattered, or revealing clothing are unacceptable for any position. Clothing worn to work must not expose the chest, back, midriff, stomach, backside, or undergarments at any time, including when

bending over, lifting above your head, or any other movement. Front office employees are asked to refrain from wearing hats, hoodies, and graphics tees.

EMPLOYEE RESPONSIBILITY

Employees who report to work in unacceptable attire or appearance may be requested to leave work and return in acceptable attire or appearance. Such time away from work will be without pay for hourly employees.

SHOULD YOU LEAVE US

To ensure fairness and consistency throughout our company, terminations are handled in accordance with the following provisions.

RESIGNATIONS/SEPARATION FROM EMPLOYMENT

Employees resigning voluntarily or retiring are expected to give a minimum of two weeks' advance notice in writing to their supervisor. An employee's consideration in this situation will be viewed favorably by management should the employee reapply for employment with our company at a later date. Depending on business needs, an employee may work for the entire notice period or may be subject to an earlier separation date.

Exit Interview: Any employee leaving may be required to attend an exit interview conducted by Human Resources. The purpose of the interview is to determine the reasons for the employee's separation and to resolve any questions of compensation, insurance continuation, return of company property, or other related matters.

Pay at Separation: The employee's final paycheck will be issued on the next regularly scheduled pay date following separation or as otherwise required by state law. Any outstanding debt owed to Impact BioMedical Inc. may be deducted from final pay in accordance with applicable law.

UNUSED PAID TIME OFF (PTO)*

Unused PTO will not be paid out at time of separation unless required by law.

BENEFITS

Premiums for medical, dental, and vision insurance will be paid through the last day of employment. Employees who have health insurance with our company may have the option of continuing these benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA). Refer to the official COBRA notice for further information. Coverage for life insurance ceases on the last day of employment. Employees have the option of converting their group insurance policy to an individual policy. Contact Human Resources for more details.

COMPANY PROPERTY

Upon separation, employees are expected to return all company-issued items, including, but not limited to: keys, tools, uniforms, employee handbooks, manuals, computers, cellular phones, computer disks, flash drives, and client information and may not retain any copies of company information in any form.

PAID TIME OFF

Impact BioMedical Inc. provides eligible employees time away from work in the form of a paid time off program (PTO) and paid holidays.

ELIGIBILITY

All full-time employees will be eligible for time off according to the annual maximum that was agreed upon at hire. Each year, on an employee's anniversary of hire, an additional 8 hours will be added to an employees' annual PTO amount. This will cap at a maximum annual amount of 120 hours (3 weeks). During the first year of hire, employees will accrue time based on hours worked and allotted number of days.

PTO time may be scheduled on a date of the employee's choice and should be scheduled in advance. For any unplanned emergency absence, you must contact your supervisor as early as possible, and you must keep the supervisor informed of your expected return to work date.

PTO time may also be used for absences from work due to: (1) employee's mental or physical illness, injury or health condition or need for medical diagnosis, care or treatment of a mental or physical illness, injury or health condition or need for preventive medical care; (2) care of a family member who needs medical diagnosis, care or treatment of a mental or physical illness, injury or health condition or who needs preventive medical care; (3) closure of employee's place of business by order of a public official due to a public health emergency or employee's need to care for a child whose school or childcare provider has been closed by order of a public official due to a public health emergency; or (4) pre-planned personal activities, such as a parent-teacher conference.

EMPLOYEE RESPONSIBILITIES

An employee who is going to be late or absent from work must personally call the supervisor on their work phone number at least 60-minutes before the employee's scheduled start time. If the company is closed, employees may leave a message.

An employee absent for three (3) consecutively scheduled days without contacting their supervisor will be considered to have voluntarily resigned from their position.

SCHEDULING

All PTO requests are subject to approval by the supervisor, unless for sick or safe leave as defined in the Paid Sick Leave Policy. Every effort will be made to permit employees to take planned PTO (such as time off for vacation purposes) at the time

requested. However, due to the nature of our business, coordination within and between departments is essential.

Approval will depend on the department's workload and the number of people who are scheduled for PTO at that time. Requests for PTO should be made as far in advance as possible and will be granted on a first come basis as long as the employees as the available PTO time requested.

HOLIDAY DURING PTO

Employees who are on PTO when a paid holiday is observed will receive pay for the holiday at their straight time hourly rate and will not be charged for the PTO day.

DEFERRAL OF PTO TIME

PTO is intended to be used in the fiscal year in which it was earned, however employees will be allowed to carry over from one fiscal year to the next. At any given time, your available time will be capped at 160 hours.

OBSERVED HOLIDAYS

Human Resources will publish a list of paid holidays no later than year end of the prior year. The calendar will also include any personal holidays as granted by each subsidiary.

ELIGIBILITY

Regular, full-time employees working thirty (30) hours or more per week are eligible for paid holidays. To receive holiday pay, eligible non-exempt employees must work their scheduled shift before and after the holiday. Any employee who is absent without management approval on the scheduled workday before or after the holiday becomes ineligible for holiday pay.

HOLIDAY PAY

All full-time employees will be eligible for Holiday pay. Holiday pay is based on the number of hours each employee is regularly scheduled to work at their straight time hourly rate. Part-time employees are not eligible for holiday pay.

WEEKEND HOLIDAYS

When one of the observed holidays falls on a Saturday, we will generally be closed on the preceding Friday. When a holiday falls on Sunday, it will generally be observed on the following Monday.

HOLIDAY DURING PTO

pay for the holiday at their straight time hourly rate and will not be charged for the PTO day.

RELIGIOUS ACCOMMODATIONS

Requests for unpaid time off or any other type of accommodation based on an employee's sincerely held religious beliefs should be directed to the supervisor or Human Resources.

HEALTH AND WELFARE

Impact BioMedical Inc. offers a comprehensive benefits package to eligible employees as part of an employee's total compensation package. These benefits are designed to provide employees and their families with protection in the case of illness, injury, disability, or death. Additionally, the company offers a retirement program that encourages employees to enhance their overall retirement income through tax deferred savings. The benefit information found in this handbook provides an overview. Actual benefits are controlled by the terms of the applicable plan documents and insurance policies. Questions regarding the interpretation of these plans are in accordance with the actual plan documents and insurance policies, rather than the summaries contained in this handbook.

Our benefits package provides employees with flexibility in designing their own benefit program. Impact BioMedical Inc. pays the full cost of some benefits, shares the cost with employees for other benefits, and makes other benefits available to its employees. Eligible employees will receive details about the current benefit offerings during their new hire orientation and each year at open enrollment. In general, these benefits include the following:

- Medical,
- Dental,
- Vision,
- Life Insurance,
- Accidental Death & Dismemberment,
- Health Savings Account,
- Flexible Spending Account for healthcare,
- Flexible Spending Account for dependent childcare,
- Short- and Long-Term Disability

Eligibility

Regular full-time employees are generally eligible to participate in the Impact BioMedical Inc. Corporation benefit plans on the 1st of the month following the date of hire. A current employee who becomes eligible due to a change in status is eligible to begin participation on the date the change becomes effective. Employees must make elections within thirty-one (31) days of hire or change in status or else they will receive default coverage. Details of the plans are provided in the applicable summary plan descriptions. Contact Human Resources for details.

COBRA Benefits

Employees, and their dependents participating in Impact BioMedical Inc.'s group health plan, may be eligible for eighteen (18) to thirty-six (36) months of benefits

continuation post-employment. Eligibility for this benefit continuation under COBRA (Consolidated Omnibus Budget Reconciliation Act) is triggered by a "qualifying event", such as a reduction in hours of employment, a divorce, losing dependent status, or a termination of employment for reasons other than gross misconduct. COBRA is subject to policy terms and conditions and applicable legal guidelines. Should an employee, an employee's spouse or an employee's dependent child covered under Impact BioMedical Inc. 's group health plan become eligible for this continuation coverage, he or she must inform Impact BioMedical Inc. within a certain amount of time from the date of the "qualifying event" whether he or she will elect to participate in this plan. Otherwise, the employee's group health benefits will end. Employees with questions regarding their eligibility or how benefit continuation works should contact Human Resources.

SOCIAL SECURITY

Pursuant to the Social Security Act, Impact BioMedical Inc. deducts a percentage of an employee's pay, matches it with an amount from Impact BioMedical Inc. and sends it to Social Security. Employees not familiar with the retirement and disability benefits provided under Social Security should check with their local Social Security office for a more complete explanation.

Employees may also be eligible for a variety of other employee benefits, generally described below. Following is a summary only, and the applicable plan documents and descriptions of each plan control. Please see Human Resources, or the applicable plan documents, for specific details.

401(K) PLAN

Our company provides eligible employees with a 401(k) retirement plan. This plan, which may be used in combination with Social Security benefits and personal resources, helps to provide employees with income for retirement.

ELIGIBILITY

Impact BioMedical Inc. offers employees a 401(k) contribution match program through *The Vanguard Group*. All participants must be 18 years of age and able to enroll the first of the month following sixty (60) days of service. Your deferral rate will automatically be set at 3% and you are immediately 100% vested.

EMPLOYEE ELECTIVE CONTRIBUTIONS

Plan participants may elect to contribute a percentage of their compensation to the 401(k) retirement plan, subject to the terms of the plan and certain established federal limitations.

COMPANY MATCHING CONTRIBUTIONS

The company will contribute an amount equal to 100 percent of the participant's first percent of contributions for the plan year and will match 50 percent on the next 5

percent contributed by the employee, up to a match of three and a half percent of eligible compensation. For example, if an employee contributes four percent the company will match two and a half percent of the contributions. These company contributions are subject to periodic review by the board of directors.

VESTING

Employees are always 100 percent vested in the full amount of their contributions as well company matching contributions, which means that they are non- forfeitable in the event employment terminates.

INVESTMENT OF ACCOUNTS

Participating employees may direct how their account balances are invested by choosing among several investment options offered under the plan.

ADDITIONAL INFORMATION

Employees with questions about their 401(k) retirement account should contact Vanguard directly or a member of Human Resources.

SHORT-TERM DISABILITY INSURANCE

A loss of income due to disability can be destructive to an individual's or family's security. For this reason, our company provides eligible employees with short-term disability insurance. This insurance program assists employees in replacing lost income in the event that an employee is disabled due to an off-the-job injury, illness, or pregnancy.

ELIGIBILITY

All employees who cannot work due to a non-job-related disability are covered under this short-term disability insurance program if they meet the eligibility requirements of the State Disability Benefits Laws.

LEAVE ENTITLEMENT

This leave runs concurrently with any available Family and Medical Leave.

EMPLOYEE'S RESPONSIBILITY

Employees must complete the application and notify the supervisor immediately if they anticipate being on a medical leave beyond seven calendar days.

MEDICAL CERTIFICATION

Prior to the granting of such leave, employees must provide Human Resources with a health care provider's certificate justifying the medical need for the disability leave and the expected date of return.

HEALTH INSURANCE DURING LEAVE

Our company will continue to provide health insurance coverage for employees on authorized disability leave for twelve weeks. Employees are required to pay their portion

of the premium on the first day of each month. Coverage will cease if an employee's premium payment is more than 30 days late. The employee may then be entitled to COBRA continuation coverage at the employee's expense. (See COBRA policy for details.)

If an employee qualifies for leave under the Family and Medical Leave Act, they will receive health benefits during their FMLA leave under the same terms and conditions as if they were on the job. (See the Family and Medical Leave Act policy)

RETURN TO WORK

Before returning to work, employees are required to present documentation from a health care provider certifying they are able to return to work.

LONG-TERM DISABILITY INSURANCE

Income protection is vital to anyone disabled for a long period of time. For this reason, the company offers eligible employees a long-term disability insurance plan which provides income protection during extended periods of disability.

ELIGIBILITY

Full-time employees are eligible to participate in this plan immediately upon hire with the company.

BENEFITS

The payment of long-term disability insurance benefits is contingent upon being totally disabled due to illness or non-occupational injury. Total disability is defined in the plan documents. Long-term disability benefits equal a portion of the employee's basic monthly earnings as defined by the plan documents, up to a maximum of amount as defined by the plan documents.

EMPLOYEE'S RESPONSIBILITY

Employees who have long-term disability are responsible for notifying the company of any change in their return-to-work status.

FAMILY & MEDICAL LEAVE ACT

The company provides eligible employees with time off when qualifying family or medical problems require a leave of absence.

As required by the Family and Medical Leave Act of 1993 ("FMLA"), the Company will grant up to twelve (12) weeks of unpaid leave per a twelve (12) month period to eligible employees and restore them to their job, or an equivalent job, at the end of the leave. The Company will use the twelve (12) month period calculated from the first date an employee commenced a FMLA Leave for any reason (other than a reason for covered service members). For employees who wish to have paid time while on FMLA leave, PTO time may be applied to FMLA leave.

An employee's eligibility for FMLA leave will be based on the following criteria:

- The employee has been employed for a minimum of twelve (12) months (does not have to be continuous); and
- The employee has worked at least 1,250 hours within the last twelve (12) months.
- An employee's entitlement to FMLA leave will be based on the event falling within any of the following criteria:
    - For the birth of a child or to care for a newborn child,
    - Because of placement of a child with the employee for adoption or foster care
    - To care for the employee's spouse, child or parent who has a serious health condition.
    - Because of the employee's own serious health condition.
- Any employee who believes they have circumstances that would qualify for covered leave under FMLA must notify their supervisor immediately.
- When leave is requested for the employee's seriously ill spouse, son, daughter or parent, or due to the employee's own serious health condition, that makes him/her unable to perform the functions of their position, the Company will require that the employee's request be supported by written medical certification issued by the health care professional providing the medical attention.
- An employee wishing to continue health insurance coverage during leave will make arrangements for payment of employee contributions, normally deducted from payroll, while he/she is absent.

Upon completion of twelve (12) weeks of leave, or when there is no longer a qualifying reason for leave, (whichever occurs first) the employee will be notified in writing of their expected return to work.

Upon return, the employee will be reinstated to their same, or an equivalent position. An "equivalent" position is defined as one that is virtually identical in terms of pay, benefits, and working conditions, and one that has substantially similar responsibilities.

WORKERS' COMPENSATION

Our company carries a Workers' Compensation Insurance Policy that covers all employees in the event that they are injured or become disabled due to occupational illness or injury while on the job.

BENEFITS

For employees who are injured while on the job or who develop an occupational illness, medical expenses and loss of earnings up to the specified maximum normally will be covered by our Worker's Compensation Insurance Policy. Compensation under this plan is based on a formula using the employee's average weekly wages.

ELIGIBILITY

Benefits for lost earnings begin after the seventh day of disability. If disability

continues beyond two weeks, the benefits will also be paid for the first week of disability. Payment of medical expenses begins on the first day of disability.

LEAVE ENTITLEMENT

Employees are eligible for a Disability Leave. This leave runs concurrently with any available Family and Medical Leave.

COST

The company pays the entire premium for this insurance policy.

REPORTING ACCIDENTS

Reports of accidents or injuries, even if minor, must be filed immediately with the supervisor. When possible, a claim must be filed with HR prior to receiving medical attention. Failure to receive medical treatment in a timely manner may result in serious complications and also may jeopardize eligibility for medical benefits.

JURY DUTY & COURT ATTENDANCE

Our company considers service on a jury to be an important civic duty.

JURY DUTY PAY

Except where pay is required by state law, leave will be unpaid. Employees may opt to use any available accrued vacation time in place of unpaid leave.

DOCUMENTATION

If you receive a jury summons, you must inform Human Resources as soon as possible to make arrangements for a leave of absence. The Company reserves the right to require employees to provide proof of jury duty service to the extent authorized by law.

TIME AWAY FROM WORK

In fairness to the company, employees are expected to return to work if they are excused from jury duty during their regular working hours.

JURY DUTY UNDER STATE LAW

Impact BioMedical Inc. complies with state-specific jury duty leave obligations and offers leave in accordance with state law requirements. Consult your applicable state law addendum for the appropriate state standard.

BEREAVEMENT

In the event of a death in an employee's immediate family, the employee may take a leave immediately following the death for the purpose of making arrangements and attending the funeral.

COMPENSATION

Full-time employees will receive up to three days excused absence with pay. For the purposes of this policy, members of the immediate family include spouse, domestic partner, parents, children, sisters, brothers, parents-in-law, grandparents, and grandchildren.

MILITARY LEAVE

The company recognizes the obligation of those employees serving in any branch of the military or other uniformed services of the United States. Employment status within the company is protected by the Uniformed Services Employment and Reemployment Rights Act of 1994 and state military leave provisions.

USERRA LEAVE

If you need to take military service leave, you or an authorized military service officer should provide advance notice to your supervisor or the Human Resources Department. When possible, you should give at least 30 days' notice of your request for leave. If 30 days' notice is not possible because of military necessity or for other reasons, you should give as much advance notice to Impact BioMedical Inc. as possible.

Written notice is preferred, but not required. Where possible, please submit a copy of your military orders, training notice, or order to active duty to your supervisor or the Human Resources Department.

ELIGIBILITY REQUIREMENTS

<u>Eligible Employees.</u> All regular full-time, part-time, and probationary employees are eligible for military service leave if they are absent from work because of eligible military service. Independent contractors and employees who were only employed for a brief, non-recurrent (one-time only) period before the start of military service are not eligible for leave under this policy.

<u>Eligible Military Service.</u> For purposes of this policy, eligible military service means certain types of service (listed below) in the following branches of the US military:

- Armed Forces (Army, Navy, Air Force, Marine Corps, and Coast Guard), including the Reserves.
- National Guard, including the Army National Guard and Air National Guard, when the employee is engaged under federal authority in active duty for training, inactive duty training, or full-time National Guard duty.
- Commissioned corps of the Public Health Service.
- Federal Emergency Management Agency (FEMA) Reservists.

- Any other category of persons designated by the President in time of war or national emergency.

Eligible employees may take leave under this policy for the following types of military service:

- Active duty.
- Active duty for training.
- Initial active duty for training.
- Inactive duty training.
- Full-time National Guard duty.
- Submitting to an examination to determine fitness for any of these services.
- Funeral honors duty performed by National Guard or Reserve members.
- Duty performed by intermittent disaster response personnel for the Public Health Service and approved training to prepare for this service.
- Service as an intermittent disaster response appointee of the National Disaster Medical System when employees are:
- activated under federal authority; or
- attending authorized training in support of a federal mission.
- Deployment to disasters, emergencies, or critical trainings on behalf of FEMA.

COMPENSATION DURING LEAVE

Military service leave is unpaid. However, employees may use any or all of their accrued but unused vacation or other paid time off during their military service leave.

BENEFITS DURING LEAVE

During military service leave, all benefits provided under an employee benefit plan are governed by the terms and conditions of the applicable employee benefit plan documents in accordance with applicable law. For all other non-seniority benefits an employee on military service leave will receive the same rights and benefits as employees on an unpaid leave of absence.

REEMPLOYMENT

Employees may be eligible for reemployment after their military service leave. Any employees who would like to return to work must report to work or submit an application for reemployment to, including their military discharge documentation, if available, as follows:

- If their military service was for less than 31 days, they must report to work on the first regularly scheduled workday that is at least eight hours after they return home from military service.
- If their military service was for 31 to 180 days, they must apply for reemployment within 14 days following completion of military service.
- If their military service was for more than 180 days, they must apply for reemployment within 90 days following completion of military service.

- If they suffered a service-connected injury or illness and they are hospitalized or convalescing, they have up to two years following completion of military service to return to their jobs or apply for reemployment, depending on the length of recovery time required.

If any employees are unable to comply with this reporting schedule through no fault of their own or if they are injured or recovering from an injury and need an accommodation for specific circumstances beyond their control, they should speak with the Human Resources Department as soon as possible to determine if they are eligible for a reasonable accommodation or additional time to apply for reemployment. Employees who do not report to work or apply for reemployment within the applicable timeframe will be subject to Impact BioMedical Inc.'s rules about unexcused absences. Nothing in this policy requires Impact BioMedical Inc. to reemploy individuals who are not eligible for reemployment rights under applicable law.

Seniority Rights After Reemployment
Employees who are eligible for reemployment will be reemployed with the same seniority, and all rights and benefits based on that seniority, that they would have attained if they had not taken military leave. Seniority rights include pay and benefits that accrue or are determined based on an employee's length of service.

HEALTH CARE CONTINUATION

Employees on military leave can continue group health insurance for up to 36 months (through COBRA). If the leave is longer than 30 days, the employee must pay the full premium for the coverage plus a small administrative fee. For additional information on health care continuation contact Human Resources.

NOTIFICATION OF SUPERVISOR

Employees are expected to inform their supervisor of their need for military or spousal leave as far in advance as possible. Employees also must submit a copy of the military orders to Human Resources.

OTHER LEAVES

This leave may run concurrently with FMLA, where applicable. Where state or local military service leave laws offer more protections or benefits to employees, the protections or benefits that are most favorable to the employee, as provided by such laws, will apply. See the attached state addendum for additional state requirements.

VOLUNTEER FIREFIGHTER & AMBULANCE PERSONNEL LEAVE

Our company recognizes the obligations that our employees who serve as volunteer firefighters and ambulance personnel may have in times of emergency.

ELIGIBILITY

Employees who are volunteer firefighters or ambulance personnel are permitted unpaid time off (unless payment is required by law) in the event that a State or local state of emergency has been declared by the Governor or a local government

executive (such as a city mayor or town supervisor) and the employee's duties as a volunteer are related to handling/resolving the declared emergency.

NOTIFICATION

If an employee requests time off under the policy, they must notify the supervisor immediately after the need for the leave becomes known. If the employee grants an employee time off pursuant to this policy, the employer may request the employee provide appropriate documentation from the head of the volunteer fire department or ambulance service certifying the period(s) of time that the employee spent responding to the declared emergency.

OTHER LEAVES

This disability leave runs concurrently with the Family and Medical Leave Act.

SAFETY THROUGH TEAMWORK

Our goal is to provide an injury free workplace for our employees and prevent pollution of the environment. Our EHS policy represents a commitment by our leadership and entire workforce to take actions that maximize sustainable value for our environment, employees and other key stakeholders.

EVERYONE IS RESPONSIBLE FOR SAFETY

Employees who notice an unsafe condition must notify their supervisor. Immediate action will be taken to correct the situation.

ACCIDENTS

Employees should report any injury received at work to their supervisor immediately, even if it appears minor, and explain how the injury occurred.

EMPLOYEE RESPONSIBILITIES

An unsafe worker is a danger to the worker and fellow employees. Attention to all safety procedures is essential, not only to prevent injury, which is paramount, but also to protect property and the tremendous investment that it represents.
Each employee is responsible for safety. To accomplish this, employees should

- Know and apply safety measures at all times;
- Know the locations, contents, and use of first aid and firefighting equipment;
- Understand their job fully;
- Seek guidance from their supervisor when unfamiliar conditions are encountered;
- Report any accident or near accident to their supervisor promptly;
- Cooperate in the application of improved work measures; and
- Report any damaged or defective equipment or other unsafe condition to their supervisor promptly.

SAFETY VIOLATION

Violation of a safety measure is in itself an unsafe act. A violation will be grounds for disciplinary action, the extent of which will be determined by the nature of the violation.

ALCOHOL & DRUG-FREE WORKPLACE

Impact BioMedical Inc. is committed to providing a safe working environment to protect our employees and others; to provide the highest level of service; and to minimize the risk of accidents and injuries. For these reasons, our Alcohol and Drug Use Policy requires that all employees must report to work and remain completely free of illegal drugs and alcohol during working hours.

Alcoholic beverages may be available for consumption at certain business-related events, meetings and social occasions, as well as industry meetings and conferences. The purchase and/or consumption of alcohol at these events does not automatically violate this policy. However, an employee may not be under the influence of alcohol such that judgement and/or job performance is impaired, offensive and/or unprofessional conduct occurs, or other Company policies are violated. The expectation is that no employee should consume alcohol at a rate greater than one beverage per hour.

UNAUTHORIZED PRESENCE OF CONTROLLED SUBSTANCES AND/OR ALCOHOL IN THE WORKPLACE

The unauthorized use, sale, purchase, possession, distribution, dispensation, formulation, manufacture, or transfer of controlled substances, marijuana, or alcohol on company property, or any location at which company business is conducted, including company vehicles and any private vehicle parked on company premises or work sites, is strictly prohibited.

Further prohibited is the unauthorized use, sale, purchase, possession, distribution, dispensation, formulation, manufacture, or transfer of controlled substances, marijuana or alcohol on non-working time on company premises to the extent such actions impair an employee's ability to perform his or her job or otherwise adversely affects the company's business interests.

REPORTING THE USE OF PRESCRIPTION DRUGS

Employees who are taking drugs prescribed by a physician, dentist, or other licensed practitioner which may affect their ability to safely perform their job must obtain a written statement from their attending physician. This statement must specify any work restrictions and is to be given to Human Resources prior to starting work under the influence of the drug(s).

EMPLOYEE ASSISTANCE PROGRAM (EAP)

The company provides an EAP for employees and their family members. Employees are encouraged to use the EAP whenever they feel the need to discuss personal issues. For employees who have difficulty handling drugs or alcohol, the EAP can provide information on treatment. The EAP is a confidential service.

VIOLATION OF POLICY

Employees who violate this policy will be subject to disciplinary action, up to and including termination.

SMOKE-FREE WORKPLACE

The following smoking provisions have been adopted in the interest of providing a safe and healthy environment for both employees and visitors to our facilities.

SMOKING RESTRICTIONS

Impact BioMedical Inc. and its subsidiaries are committed to providing a safe and healthy workplace and to promoting the health and wellbeing of its employees. Motivated by our desire to provide a healthy work environment for our employees, the following smoking policy has been adopted and shall apply to all employees and visitors of Impact BioMedical Inc.

Use of tobacco in any form, including smokeless tobacco, electronic or "e" cigarettes, and vaping products, is permitted only in designated outdoor places at any facility. The Company has designated an outdoor smoke area(s) at each location. Employees may utilize these outdoor places for smoke breaks during scheduled breaks only. Smoke breaks taken outside scheduled break periods may be considered excessive and lead to disciplinary action.

Smoking is ONLY permitted in the designated outdoor area or areas and not anywhere else on the property. For example: Not in the parking lot or in vehicles, anywhere inside the building, outside any of the doors, shipping dock area, etc. This policy also applies to visitors, contractors and temporary employees.

COMPLIANCE

Employees are expected to refrain from smoking anywhere on company premises other than designated smoking areas. Violations of this policy are subject to disciplinary action up to and including termination. Please refer to your sites designated smoking area(s).

VIOLENCE IN THE WORKPLACE

The company is committed to providing a safe environment for employees, customers, and visitors. The company has zero tolerance for violence. Employees who display any violence or threaten violence in the workplace are subject to disciplinary action, up to and including termination. Talk of committing violence or joking about committing violence will not be tolerated.

DEFINITION

Violence in the workplace includes, but is not limited to: physically harming another, shoving, pushing and explicit or implicit threats or talk of committing violence.

REPORTING VIOLENCE

It is everyone's responsibility to prevent violence in the workplace. Employees must report what they see in the workplace that could indicate that a co-worker is in need of help. Employees should report any incident that may involve a violation of the company's policies that are designed to provide a safe workplace environment. Concerns may be presented to supervisors or any other member of management. All reports will be investigated, and information will be kept confidential, except where there is a need to know in order to facilitate a solution to the problem.

WORKPLACE SEARCHES

The company reserves the right to conduct searches of any person, vehicle, or object that enters on to company property.

SEARCHES

Please be aware that the company reserves the right to search desks, briefcases, baggage, toolboxes, lunch sacks, clothing, purses, vehicles parked on company property, and any other item in which something may be hidden. Additionally, the company may search company-owned vehicles that are primarily used by the employee, regardless of whether the vehicle is located on company property at the time. Searches may be conducted by company management. The company also reserves the right to authorize searches by law enforcement on its property with or without the employee being present.

TELEPHONES & ELECTRONIC DEVICES

It is important that our telephones be free, and our employees be available during working hours for customers and other business-related calls. Operations and shop floor employees are required to make personal calls in designated areas off the shop floor to ensure the safe and efficient production line operations. Employees are expected to limit non-work-related

communications to lunch or break periods. The purpose of this is to form a work environment that is safe, productive and free of distractions. Employees who engage in excessive personal phone calls or excessive use of personal devices will be subject to disciplinary action up to and including termination.

NON-BUSINESS CALLS

Our telephones, including company-provided cellular phones, are maintained for business purposes only. The company recognizes that employees may occasionally need to use company telephones, including company-provided cell phones, for non-business-related matters. Employees are requested to limit these calls to an absolute minimum and place calls only during non-working periods. The abuse of this privilege would negatively impact the already heavy demand on our telephone lines and interfere with the efficiency of our operations.

LONG DISTANCE CALLS

The company's telephones may not be used to make non-business long distance calls except in emergencies with prior permission from an employee's supervisor.

PERSONAL CELL PHONES AND ELECTRONIC DEVICES

Personal Device Use: Excessive use of cell phones or other electronic communication devices for non-work-related matters during the workday is prohibited. Playing or streaming any videos is prohibited during working hours unless it's work related or for training.

Headphone Use: As a safety precaution, use of headphones is prohibited in the production shop floor and warehouse areas. The only exception to this restriction is the use of hearing protection for employees who work in designated noise conservation areas.

Devices to play music during work time with prior permission from their supervisor is acceptable, as long as the devices are not distracting to others and do not interfere with work performance.

VOICEMAIL, E-MAIL & COMPUTER SYSTEMS

The company's telephone and computer systems permit employees to receive, send and transfer voice mail, text, and e-mail messages. The company reserves the right to access all voicemail, text, and e-mail messages left on or recorded on the phone system or the computer mail system, as well as the right to access any computer file on the computer system, at any time without advance notice.

CONFIDENTIALITY

Employees should not assume that messages on voice mail, e-mail, or company-provided cell phones and electronic devices are private or confidential. Security codes limit access to employees' messages, but management reserves the right to search or monitor the phone and computer systems, without advance notice.

Further, the company may review internet usage to ensure that such use with the company's property or communications sent via the internet with the company's property during working time, are for business purposes only. "Working time" includes the time during which employees are actually scheduled to work, but does not include scheduled rest periods, meal periods and other specified times when employees are not expected to be working. The reasons for which the company may review employees' use of the internet with the company's property include, but are not limited to: maintaining the system, preventing or investigating all allegations of system abuse or misuse, assuring compliance with software copyright laws, complying with legal and regulatory requests for information and ensuring that the company's operations continue appropriately during an employee's absence.

Any and all telephone conversations or transmissions, electronic mail or transmissions, or internet access or usage by an employee by any electronic device or system, including but not limited to the use of a computer, telephone, wire, radio or electromagnetic, photoelectronic or photo-optical systems may be subject to monitoring at any and all times and by any lawful means.

IMPROPER USES

As with all company communications, messages of a discriminatory or harassing nature may not be transmitted on company network systems. Employees are expected to use professional and respectful language when communicating over company computer and phone systems and other company-provided electronic devices.

Employees are prohibited from downloading any software from the Internet. Employees must respect copyright and license agreements for software, digital artwork and other forms of data. Employees may not use other employees' passwords to access company data unless authorized in writing in advance by the IT Department.

Employees may not disclose their passwords or allow others to use their access to company systems and equipment. Employees must protect information maintained on the company's systems from unauthorized use or disclosure and respect the integrity of computing systems. Employees must take care not to introduce viruses into company systems by not opening messages or documents sent by unknown users. Employees should utilize anti-virus software and notify management immediately if there is reason to believe a virus has been introduced into our computer system or that any person may have accessed data which they were not authorized to view.

MAINTENANCE

Employees are responsible for maintaining their files and messages on these systems and devices. Messages should be accessed, acted upon, filed or deleted on a regular basis.

USE OF INTERNET

This company's policy applies to any company provided Internet service that is accessed on or from the company's premises, accessed using company computer equipment or via company-paid access methods and/or used in a manner that identifies the employee with the company.

IMPROPER USES

Employees are strictly prohibited from using company-provided Internet services in connection with, but not limited to, any of the following activities:

- Engaging in illegal or fraudulent conduct which includes improper use or downloading of copyrighted material;
- Viewing, sending, receiving, or storing material that could be viewed as malicious, obscene, threatening, or contributing to a hostile work environment on the basis of any status protected by law or company policy;
- Monitoring or intercepting the files or electronic communication of employees or third parties;
- Obtaining unauthorized access to any computer system;
- Using another individual's account or identity without explicit authorization from Human Resources;
- Activity that poses a reasonable risk of interference with production by calling for an immediate response to another employee's verbal persuasion to join a certain cause or purchase a type of product or service when either employee is on working time. For purposes of this policy, "working time" is defined as the time during which employees are actually scheduled to work, but does not include scheduled rest periods, meal breaks and other specified times when employees are not expected to be working; or
- Distributing or storing chain letters or jokes.

USE OF INSTANT MESSAGING, WEBLOGS, AND SOCIAL NETWORKING SITES

Blogging, instant messaging, and visiting social networking sites such as Facebook are not appropriate working time activities unless required by the scope and responsibilities of an employee's job. Such personal activities, if engaged in, must be limited to non-working time and must comply with the company policies governing the proper use of the internet, e-mail, off-duty social networking, and computer systems.

CONFIDENTIALITY

Employees should not expect privacy with respect to any of their activities using company-provided Internet access or services. The company reserves the right to review any site visits and/or files, messages, or communications sent, received or stored on company computer systems.

VIOLATIONS

Employees violating this policy are subject to disciplinary action, up to and including termination. Employees using company computer systems for illegal or fraudulent purposes also may be subject to civil liability and/or criminal prosecution. The company may also report suspected unlawful conduct to the appropriate law enforcement authorities.

SOCIAL MEDIA POLICY

This document is written to provide a guideline that will help open respectful, knowledgeable interactions with people on the Internet, while protecting privacy, confidentiality, and the interests of the company, and our current and potential products, employees and customers.

APPLICABILITY

All staff, employees, owners, custodians, and users of information systems.

POLICY

The company recognizes the importance of the Internet and social media in promoting the company and our products and services. The company also recognizes the importance of our employees joining in and helping shape industry conversation and direction through interaction in social media.

These policies and guidelines apply only to work-related issues and are not meant to infringe upon your personal interaction or commentary online.

It is important that all employees are aware of the implications of engaging in forms of social media and online conversations that reference the company and/or the employee's relationship with the company and its brands. Employees must also recognize when the company might be held responsible for their behavior.

OUR EXPECTATIONS FOR EMPLOYEES' PERSONAL BEHAVIOR IN ONLINE SOCIAL MEDIA

There's a significant difference in speaking "on behalf" of the company and speaking "about" the company. The following guidelines refer to those personal or unofficial online activities where you might refer to the company.

Employees who engage in social networking should be mindful that their postings, even if done off premises and while off-duty, could have an adverse effect on the Company's legitimate business interests. For example, the information posted could be the Company's confidential business information. In addition, some readers may view you as a de facto spokesperson for the Company. To reduce the likelihood that your personal social networking will have an adverse effect on the Company, we ask that you observe the following guidelines when engaging in social networking:

- Adhere to our Business Ethics and other applicable policies. All employees are subject to the company's Business Ethics Policy in every public setting. In addition, other policies, including our Information Security Policy, govern employees' behavior with respect to the disclosure of information. These policies are always applicable to your personal activities online.

- NEVER disclose non-public information of the company or any information about our customers, including the fact that they are our customers. Be aware that taking public positions online that are counter to the company's interests might cause conflict.

- When you discuss the company or company-related matters, you must make it clear that you are speaking for yourself and not on behalf of the company.

- If you publish content (such as a blog) online relevant to the company in your personal capacity, use a disclaimer such as this: "The postings on this site are my own and don't necessarily represent Impact BioMedicals' positions, strategies or opinions."

- The company's logo and trademarks may not be used without explicit permission in writing from the company. This is to prevent the appearance that you speak for or officially represent the company.

- Respect copyright, fair use, personal information, and financial disclosure laws.

- Even if you are not an official online spokesperson for the company, you are one of our most vital assets for monitoring the social media landscape. If, while online, you come across positive or negative remarks concerning the company or its brands that you believe are important, you are welcome to share them with your supervisor.

- Let the subject matter experts respond to negative posts. You may come across negative or disparaging posts about the company or see third parties trying to spark negative conversations. Unless you have been appointed as an online spokesperson for the company, avoid the temptation to react yourself.

- Be conscious when mixing your business and personal lives. Online, your personal and business personas are likely to intersect. The company respects the free speech rights of all its employees, but you must remember that customers and colleagues often have access to the online content you post. Keep this in mind when publishing information online that can be seen by more than friends and family and know that information originally intended just for friends and family can be forwarded on.

- You may not post any material that is threatening, harassing, abusive, hateful, or otherwise violates the policies of this handbook. You may not personally attack fellow employees, authors, customers, vendors, or shareholders in a

manner that violates the policies of this handbook.

OUR EXPECTATIONS FOR SOCIAL MEDIA REPRESENTATIVES

A Social Media Representative is an employee or authorized representative of a third party who has been granted access to the company's social media sites. Just as with traditional media, we have an opportunity – and a responsibility – to effectively manage the company's reputation online. The following principles guide how our Social Media Representatives should represent the company in an online, official capacity when they are speaking on behalf of the company:

- Follow our Business Ethics Policies and all other applicable company policies. As representatives of the company, you must act with honesty and integrity in all matters. This commitment is true for all forms of social media. In addition, several other policies govern your behavior as a company spokesperson in the online social media space, including the Information Security Policies.

- Be mindful that you are representing the company. Be respectful of all individuals, races, religions, and cultures; how you conduct yourself in the online social media space is a direct reflection on you and the company.

- Fully disclose your affiliation with the company. The company requires that all associates who are communicating on behalf of the company always disclose their name and their affiliation. It is not acceptable to use aliases or otherwise deceive people. State your relationship with the company from the outset (e.g., "Hi, I'm John and I work for Impact BioMedical…"). This disclosure is equally important for any agency, vendor, partner, or third party who is representing the company online.

- When in doubt, do not post. As online representatives, you must ensure that your posts are not misleading, and that they do not reveal non-public information of the company. Exercise sound judgment and common sense, and if there is any doubt, do not post it.

- Give credit where credit is due, and do not violate the rights of others. Do not claim authorship of something that is not yours. If you are using another party's content, make certain that they are credited for it in your post and that they approve of you utilizing their content. Do not use the copyrights, trademarks, publicity rights, or other rights of others without the necessary permissions.

- Remember that your local posts can have global significance. The way that you answer an online question may be accurate in some parts of the world, but inaccurate in others. Keep a "world view" in mind when participating in online conversations.

- Know that the internet is permanent. Once information is published online, it is essentially part of a permanent record, even if you "remove/delete" it later or attempt to make it anonymous.

- Never present yourself or the company in an intentionally false or misleading way.

- Never post personal identifying information about any employee, customer, or vendor/supplier. If any comments are posted by outside sources with personal or confidential information, delete the posting immediately.

- You may not post any material on behalf of the company that is obscene, defamatory, profane, libelous, threatening, harassing, abusive, hateful, or embarrassing to another person or entity. This includes, but is not limited to the company, our employees, partners, and competitors. You may not personally attack fellow employees, authors, customers, vendors, or shareholders in a manner that violates company policy.

RESPONDING TO NEGATIVE COMMENTS

- If the comment contains hate speech or offensive language or material, delete the post immediately.
- If it is negative feedback regarding a legitimate customer concern, leave the comment in the public eye, and begin to address the concern immediately.
- Respond to the comment using brief, positive and proactive language.
- Update the Social Media page / profile with fresh content within 24 hours so the negative comment is not as prominent.

NON-ADHERENCE TO POLICY

- Failure to comply with this Policy may lead to discipline up to and including termination and if appropriate, the Company will pursue all available legal remedies. The Company also may report suspected unlawful conduct to appropriate law enforcement authorities. Note, however, that nothing in this policy will be interpreted to limit or interfere with your rights under Section 7 of the National Labor Relations Act or violate anti-retaliation or whistleblower laws.

PERSONNEL FILES

The company maintains an official personnel file for each employee that contains necessary job-related and personal information. These files are confidential, and guidelines exist to safeguard against improper disclosure.

ACCESS TO PERSONNEL FILE

Current employees may request to see information which is kept in their own personnel file if they wish, except for confidential materials such as job references or information relating to other employees. Employees may request and receive copies of all documents they have signed at the time they are signed. The company reserves the right to deny requests to view or copy information from personnel files.

Internal availability and access to personnel files is limited to those with proper authorization and a business need to know.

INQUIRIES ABOUT EMPLOYEES

All inquiries or requests for information about employees (active or inactive) from people outside the company should be referred to Human Resources in writing.

OPERATION OF VEHICLES FOR COMPANY BUSINESS

The use of company vehicles is limited to authorized employees. It is the responsibility of every employee operating a company vehicle or operating their own vehicle for company business to drive safely and obey all traffic, vehicle safety, and parking laws or regulations.

VALID DRIVER'S LICENSE

All employees authorized to drive company or personal vehicles for use in conducting company business must possess a current, valid driver's license and their driving record must meet the qualifications of our insurance carrier.

WORK-RELATED ACTIVITIES

Our company vehicles must only be used in work-related activities and may not be used for personal business or activities without the approval of management. In accordance with State law, smoking is not allowed in company-owned vehicles. Employees may not use portable electronic devices, including hand- held cellular telephones, while operating a company vehicle.

PERSONAL VEHICLES

In some instances, employees may be required to drive their own personal vehicle for the purposes of conducting company business. Employees must maintain adequate personal automobile liability insurance.

The company is not responsible for any damages or fines incurred while conducting company business in a personal vehicle. Employees may not use portable electronic devices, including hand-held cellular telephones, while operating a personal vehicle for company business.

SAFETY WHILE DRIVING

Employees, while driving on company business, are expected to:

- Follow all driving laws and safety rules such as following posted speed limits and directional signs;
- Avoid confrontational or offensive behavior;
- Practice defensive driving;
- Wear seat belts, whether they are the driver or the passenger; and
- Take a sufficient number of driving breaks.

Employees while driving on company business must refrain from distracting activities, including but not limited to:

- Using a portable electronic device while driving to: view, take, or transmit images; to play games; or to compose, send, read, view, access, browse, transmit, save, or retrieve e-mail, text messages, or other electronic data; and

- Any other activity unrelated to the operation of the motor vehicle that jeopardizes an employee's safety or the safety of others while driving.

Portable electronic devices include hand-held mobile telephones, hand- held devices with mobile data access, laptop computers or other portable computing devices, pagers, electronic games, and broadband personal communication devices. Drivers who hold portable electronic devices in a conspicuous manner while driving are presumed to be using such devices.

Employees who drive as part of their job duties are permitted to use hands-free cell phones while driving. Employees with hands-free devices for their cellphones are to make conversations brief. If road conditions are poor, traffic is heavy, the conversation is involved, or other safety concerns are present, employees should find a proper parking space to continue their conversations.

Employees are permitted to use portable electronic devices to communicate during an emergency to emergency-response operators, hospitals, physician offices, health clinics, ambulance, and other emergency vehicle drivers,
firefighters, and the police department.

SEVERE WEATHER

In the event of severe weather, you should make every effort to report to work. If you are not able to report to work, you must follow the normal "call-in" procedures to report your absence. If you make every effort to safely report to work and notify your supervisor of your absence according to the normal "call-in" procedures, your absence will be excused. Failure to properly report an absence will result in an unexcused absence and may result in disciplinary action. Hourly employees are not paid for absences caused by severe weather but may utilize any earned but unused paid time off.

NOTICES OF OFFICE CLOSINGS

Except in cases of severe storms, we will work regular hours. Any alteration in our regular schedule will be decided by the President and communicated by phone, and by e-mail.

ABSENCES DUE TO POOR WEATHER

Time taken off by employees due to poor weather conditions when the company remains open must be taken as unpaid time unless otherwise required by federal or state wage and hour laws.

In the rare circumstance of extreme weather or natural disaster, local offices may close. If your location closes, we will attempt to notify you of the closure by any available means such as radio and television announcements, voice mail, and/or personal phone calls. If Impact BioMedical Inc. sends employees home or closes due to weather conditions, the employees; scheduled hours for that day will be paid. Any employee on PTO on closed day due to severe weather is not entitled to additional paid time off.

EMPLOYEE HANDBOOK RECEIPT ACKNOWLEDGEMENT

I acknowledge receipt of the Employee Handbook which describes company policies, an overview of current employee benefits, and my obligations.

I understand that the policies contained in this handbook are not intended to create a contract of employment nor is any other communication by a management representative, either express or implied, intended to be a contract, unless explicitly stated otherwise in a written agreement signed by the CEO of our company.

I understand that this handbook is not a guarantee of employment for any set period and that either the company or I may terminate my employment at any time, with or without cause. Furthermore, I understand that the policies and benefits described in this handbook may be added to, revised, or deleted at any time.

I agree to read and study the contents of this manual. It is understood that the company retains the right to make decisions involving employment as needed in order to conduct it is working in a manner that is beneficial to the employees and the company.

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Employee's Name (Printed)

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Employee's Signature

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Date